Exhibit 10.13

2005 Eastpark Boulevard
Cranbury, NJ 08512-3515
Tel 1609)860-1500
Fax (609)860-5900
www.linguagen.com

June 28, 2004

Scott Horvitz

7 Timber Knoll Drive

Washington Crossing, PA 18977	via fedex: 215-321-5928

Dear Scott:

On behalf of the Board of Directors, I am pleased to offer you the position of Chief Financial Officer, Corporate Secretary and Treasurer with Linguagen Corp. (“Linguagen” or the “Company”). This letter sets forth the terms of your employment by the Company, with your first day of employment being July 1, 2004.

1.                                       Position, Duties and Responsibilities

a.               You will report to the Chief Executive Officer of the Company.

b.              On or before your first day of employment, you shall sign the Company’s Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement for employees, a copy of which is attached hereto as Exhibit A.

2.                                       Salary and Bonus Compensation

a.               Base Salary: Your base salary will be $17,250 per month ($207,000/year), payable bi-weekly. This base salary may be adjusted annually by the Board beginning in January 2005, consistent with your performance and the Company’s policy regarding adjustments in officer compensation established from time to time by the Board.

b.              Bonus Compensation. You will, in addition, be eligible for a cash bonus of up to thirty per cent (30%) of your base salary as well as, at the Board’s discretion, a stock bonus for each fiscal year (running from January 1 to December 31) during your employment based upon performance. The bonus for 2004 is to be prorated based on six twelfths (6/12) of the full year bonus eligibility. Bonus criteria for 2004 are to be agreed upon within three (3) months of the signature date of this employment agreement. Performance for bonus purposes during succeeding years will be measured against a set of criteria or milestones to be approved by the Board of Directors no later than December 31 of the preceding year.

3.                                     Benefits. You will be eligible for the benefits package available to company executives, as such may be altered from time to time by Linguagen, so long as you and/or your dependents meet all eligibility requirements. Presently these benefits include health care insurance coverage for yourself and your family, sick days, paid holidays, and four (4) weeks of annual vacation, all in accordance with our corporate policies, which of course may change over time. In addition, you will be able to take up to seven (7) days per annum in performance of duties for other Companies, Federal Advisory Boards, etc., providing that these activities do not represent any conflicts with the performance of your duties for Linguagen.

4.                                       Expense Reimbursement The Company shall reimburse you for all reasonable out-of-pocket expenses which you incur on behalf of the Company, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5.                                     Long-Term Incentive Compensation. As of the date on which you commence employment, you shall receive the following grant in accordance with the terms of the Company’s Stock Option Plan, a copy of which is attached hereto as Exhibit B.

a.               Stock Option: You will be granted a stock option to purchase an aggregate number of shares of Linguagen common stock equal to one and one-half per cent (1.5%) of the fully diluted equity of the Company following the closing of our Series A financing and concurrent enlargement of our option pool (the “Option”). Fully diluted equity includes all shares reserved for issuance pursuant to our plan. The Option will have an exercise price equal to the fair market value (currently $0.42 per share) of the underlying common stock on the date of grant. This Option shall be subject to and conditioned upon the approval of Linguagen’s stockholders increasing the number of shares that may be issued under the Company’s Stock Option Plan. The estimated total number of shares outstanding after the completion of the Series A financing and expansion of the Common Option pool is estimated to be approximately 10,658,656 shares. The Option will vest as follows: (i) twenty five percent (25%) of the Option shall vest on the first anniversary of your first day of employment with Linguagen; and (ii) 1/48th of the Option shall vest on the first day of each month beginning with the thirteenth month following your first day of employment with Linguagen. The entire Option shall vest over a period of four (4) years have a maximum term of 10 years. As with all Linguagen options, the grant will be subject to the stock option plan and the execution of a stock option agreement in the form specified by the Board.

b.              Annual Awards. You will be eligible to participate in the Company’s annual awards to executives of long-term incentive compensation, should the Company elect to establish an equity incentive plan. Awards will be based upon performance as determined by the Board’s Compensation Committee.

6.                                     Change of Control. Immediately upon an acquisition of the Company by merger, the sale of all or substantially all of the Company’s assets, or the purchase of fifty percent (50%) or more of the Company’s voting securities or any other reorganization resulting in a change of fifty percent (50%) or more in the ownership of the Company’s outstanding voting securities (any such action hereinafter to be referred to as a “Change of Control”), regardless of whether or not you shall have voted for such Change of Control as a Director or stockholder or consented thereto in writing, all of your unvested options shall immediately vest and become exercisable.

7.                                     Term of Employment. Your employment with the Company is “at will” and not for any specified period of time. As a result, either you or the Company are free to terminate your employment at any time for any reason, with or without cause, by giving written notice of such termination.

8.                                     Effect of Termination. If the Company terminates your employment “Without Cause” (defined below), then you will continue to receive your base salary (based on your base salary prevailing at the time of termination), benefits and the vesting of stock options for twelve (12) months from the date of such termination of your employment (hereafter, the “Severance Period”).

If you are terminated for “Cause” (defined below) or you resign at any time, then you would only be paid all salary and benefits through the date of termination of your employment.

As used in this Section, a termination for “Cause” shall mean a termination for any of the following reasons: (i) engaging in intentional misconduct which materially harms the Company; (ii) being convicted of a felony; (iii) committing an act of fraud against the Company or the willful material misappropriation of property belonging to the Company; (iv) materially breaching the Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement or any other agreement between you and the Company; or (v) willfully disregarding your material duties despite adequate warnings from the Board. With respect to a violation or breach as specified under clauses (iv) or (v) above, “Cause” shall not exist unless you fail to cure such breach or misconduct within twenty (20) days after you are given written notice from the Company specifying such breach and stating that your failure to cure such breach or misconduct will constitute Cause for termination under this agreement. The Company will provide written notice of the reason for termination in the case of any termination for “Cause.” A termination for any other reason shall be a termination “Without Cause.” This regard of duties shall not be interpreted to include any failure to meet sales milestones or other goals established by the Company. An action will not be deemed willful unless performed by the employee in bad faith.

9.                                     Arbitration. Any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by the Company or the termination thereof, claims for breach of contract or breach or the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or worker’s compensation laws and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by the Company, or which the Company could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in Philadelphia, Pennsylvania. The cost of arbitration will be bourn by the Company. The arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association. The prevailing party shall be awarded its attorneys’ fees and costs and arbitration related expenses from the non-prevailing party. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

10.                               Miscellaneous. This Agreement and the rights and obligations of the parties shall be governed by New Jersey law. Neither party may assign this agreement. In the event that either party believes that the other party has breached this agreement in any way, the party claiming such breach shall give written notice and thirty day opportunity to cure such breach, in the event such breach is curable.

We sincerely hope you will accept our offer: please indicate your acceptance by signing both copies of this letter, returning one to me and retaining the other for your records. If you have any questions concerning this position, please feel free to speak with me.

Sincerely yours,

/s/ F. Raymond Salemme

F. Raymond Salemme

Chief Executive Officer

Accepted:	/s/ Scott Horvitz	Date:	6/28/04

Agreeable Starting Date:	July 1, 2004

cc: Linguagen Compensation Committee